Exhibit 99.1

News Release
L.B. Foster Announces Second Quarter Results with Highest Second Quarter Operating Cash Flow Since 2017; Reaffirms Full Year 2026 Financial Guidance

•Second quarter gross margin expanded 80 basis points to 22.3% despite 3.5% lower sales from last year
•First six months gross margin expanded 60 basis points to 21.8% on 7.6% higher sales over last year
•Second quarter net income increased $0.2 million over last year to $3.1 million; Adjusted EBITDA1 of $11.7 million declined $0.6 million, or 4.7%, from last year
•First six months net income increased $3.8 million over last year to $4.6 million; Adjusted EBITDA1 of $16.8 million increased $2.8 million, or 19.6%, over last year
•Generated quarterly operating cash flow of $17.9 million, improving Gross Leverage Ratio1 to 1.0x
•Backlog1 increased 17.4% during the quarter supporting the Company's reaffirmed 2026 guidance

PITTSBURGH, PA, August 10, 2026 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2026 second quarter operating results.
Second Quarter 2026 Highlights

	Three Months Ended June 30,		Change
	2026	2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$138,550	$143,558	(3.5)%
Operating income	6,151	7,678	(19.9)%
Net income attributable to L.B. Foster Company	3,112	2,885	7.9%
Adjusted EBITDA[1]	11,656	12,231	(4.7)%
Net cash provided by operating activities	17,860	10,402	71.7%
Free Cash Flow[1]	14,299	7,729	85.0%
Total debt	47,993	81,628	(41.2)%
Gross Leverage Ratio[1]	1.0x	2.2x	(1.2)x
New orders, net[1]	$176,076	$175,756	0.2%
Backlog[1]	$246,113	$269,929	(8.8)%
Financial Guidance

2026 Full Year Financial Guidance	Low	High
Net sales	$540,000	$580,000
Adjusted EBITDA[1]	$41,000	$46,000
Capital spending as a percent of sales	~2.7%	~2.7%
Free Cash Flow[1]	$15,000	$25,000
CEO Comments
John Kasel, President and Chief Executive Officer, commented, "We delivered another solid quarter, with record operating cash flow resulting in a 41.2% reduction in debt from the prior year and a gross leverage ratio declining by over 50% to 1.0x. We started the year with a strong first quarter, with sales growth of 23.9% over last year. Sales for the second quarter were down 3.5% compared to last year; however, year-to-date sales increased 7.6% over the prior
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding EBITDA, Adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, net, backlog, book-to-bill ratio, free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

year, reflecting continued growth through the first six months of the year. Our business remains well-positioned and the $36.5 million sequential increase in the backlog gives us confidence in the outlook for growth in the second half of the year. Adjusted EBITDA declined 4.7% compared to the prior year quarter, primarily due to higher personnel costs and variable incentive-based compensation costs associated with our strong year-to-date performance. Despite the second quarter decline, year-to-date Adjusted EBITDA improved $2.8 million or 19.6%, compared to the prior year period."

Mr. Kasel continued, "Margin performance expanded across both segments during the quarter. In Rail, Technologies, and Services ("Rail"), gross margins improved 70 bps. The improvement was driven primarily by stronger profitability in Technology Services and Solutions ("TS&S"), as we have refocused the United Kingdom ("UK") business to prioritize shorter-term projects with higher profitability and lower working capital requirements. Furthering our strategic shift in the UK, we announced during the quarter the exit of certain product lines within our Tew Engineering business (the "Tew Exit"), incurring approximately $2.6 million of exit-related costs. Rail Products and Global Friction Management had lower gross profit margin during the quarter due to lower volumes and unfavorable business mix, respectively. Infrastructure Solutions ("Infrastructure") also delivered improved profitability, with margins expanding 80 bps compared to last year as Precast Concrete Products and Steel Products benefited from favorable sales mix and manufacturing efficiency."

Mr. Kasel concluded, "Our second quarter cash generation of $17.9 million enabled us to reduce total debt by $11.7 million during the quarter and by $33.6 million compared to the prior year quarter. As we look to the balance of the year, our backlog of $246.1 million improved 17.4% during the quarter, reflecting robust bidding activity, particularly within our Rail segment. We are encouraged by the level of project opportunities in the pipeline and believe order activity remains supportive of our growth expectations for the balance of the year. Accordingly, we are reaffirming our full-year financial guidance for 2026, with the midpoints for sales and Adjusted EBITDA representing year-over-year growth of 3.7% and 11.3% respectively. Our guidance continues to assume the current geopolitical landscape will not have a significant impact on the domestic economy, as has been the case thus far. We remain focused on executing our strategy and we are confident in our ability to manage the business in a volatile environment should it develop."

Second Quarter 2026 Consolidated Results
The Company’s second quarter performance highlights are reflected below:

	Three Months Ended June 30,		Change	Percent Change
	2026	2025	2026 vs. 2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$138,550	$143,558	$(5,008)	(3.5)%
Gross profit	30,874	30,900	(26)	(0.1)
Gross profit margin	22.3%	21.5%	80 bps	3.7
Selling and administrative expenses	$24,105	$22,382	$1,723	7.7
Selling and administrative expenses as a percent of sales	17.4%	15.6%	180 bps	11.5
Amortization expense	618	840	(222)	(26.4)
Operating income	$6,151	$7,678	$(1,527)	(19.9)
Net income attributable to L.B. Foster Company	3,112	2,885	227	7.9
Adjusted EBITDA[1]	11,656	12,231	(575)	(4.7)
New orders, net[1]	176,076	175,756	320	0.2
Backlog[1]	246,113	269,929	(23,816)	(8.8)

•Net sales for the 2026 second quarter decreased $5.0 million, or 3.5%, from the prior year quarter, driven by lower sales in both segments. Rail declined $4.0 million, or 5.2%, while Infrastructure declined $1.0 million, or 1.5%.

•Gross profit for the 2026 second quarter was flat compared to the prior year quarter. Rail gross profit declined $0.3 million, as benefits from favorable business mix were offset by $2.1 million of costs associated with the Tew Exit, compared to $1.1 million of costs associated with the exit of the UK Automation and Materials

Handling product line (the "AMH Exit") in the prior year quarter. Infrastructure gross profit improved $0.3 million driven by favorable business mix. Gross margins improved 80 basis points to 22.3%.

•Selling and administrative expenses for the 2026 second quarter increased $1.7 million, or 7.7%, over the prior year quarter, primarily due to increased employment costs, including higher variable incentive-based compensation costs. Selling and administrative expenses as a percentage of net sales increased 180 basis points to 17.4%.

•Operating income for the 2026 second quarter decreased $1.5 million, or 19.9%, from the prior year quarter. The decline was driven by higher exit costs and selling and administrative expenses offset in part by favorable gross profit business mix and lower amortization expense.

•Net income attributable to the Company for the 2026 second quarter improved $0.2 million, or 7.9%, over the prior year quarter due reduced interest expense and a lower effective income tax rate.

•Adjusted EBITDA for the 2026 second quarter decreased $0.6 million, or 4.7%, from the prior year quarter. Adjusted EBITDA for the second quarter of 2026 was adjusted for $2.6 million of costs primarily associated with the Tew Exit, while the second quarter of 2025 was adjusted for $1.4 million of costs associated with the AMH Exit.

•Cash provided by operating activities totaled $17.9 million in the 2026 second quarter, favorable $7.5 million compared to $10.4 million in the prior year quarter.

•Total debt as of June 30, 2026 was $48.0 million, decreasing by $33.6 million from the prior year quarter and by $11.7 million during the quarter. The reduction is due to strong Free Cash Flow generation and lower working capital requirements during the period. The Company's Gross Leverage Ratio per its credit facility was 1.0x as of June 30, 2026, down from 2.2x last year, reflecting higher profitability and disciplined capital deployment.

•New orders, net for the 2026 second quarter increased $0.3 million, or 0.2%, over the prior year quarter, driven by growth of 4.0% in Infrastructure, partially offset by a decline of 1.9% in Rail. The trailing twelve month book-to-bill ratio1 was 0.96 : 1.00. Backlog decreased $23.8 million, or 8.8%, from the prior year quarter driven primarily from an order cancellation last year in Infrastructure and lower backlog in Precast Concrete Products ("Precast"). This was partially offset by an 8.2% increase in Rail backlog. Backlog increased $36.5 million, or 17.4%, during the quarter driven by orders activity in Rail.

Second Quarter 2026 Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended June 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2026	2025	2026 vs. 2025	2026 vs. 2025
Net sales	$72,012	$75,973	$(3,961)	(5.2)%
Gross profit	$14,811	$15,132	$(321)	(2.1)
Gross profit margin	20.6%	19.9%	70 bps	3.5
Segment operating income	$2,989	$3,747	$(758)	(20.2)
Segment operating income margin	4.2%	4.9%	(70) bps	(14.3)
New orders, net[1]	$112,207	$114,345	$(2,138)	(1.9)
Backlog[1]	$141,395	$130,709	$10,686	8.2

•Net sales for the 2026 second quarter decreased $4.0 million, or 5.2%, from the prior year quarter. Rail Products net sales declined $13.0 million, or 27.3%, primarily due to the timing of large orders. This decline was partially offset by an increase of $3.7 million, or 18.1%, in Global Friction Management driven by strong domestic demand and an increase of $5.3 million, or 66.9%, in TS&S driven by short-term project work in the UK.

•Gross profit for the 2026 second quarter decreased $0.3 million, or 2.1%, from the prior year quarter, primarily due to lower sales volumes in Rail Products, which impacted gross profit by $2.2 million. Partially offsetting this decline were gross profit improvements of $0.6 million in Global Friction Management, driven by higher sales volumes, and $1.2 million in TS&S, reflecting favorable business mix. TS&S incurred $2.1 million of costs associated with the Tew Exit in the current period compared to $1.1 million of costs associated with the AMH Exit in the prior year quarter. Gross profit margins improved 70 basis points to 20.6% reflecting improved business mix.

•Segment operating income for the 2026 second quarter decreased $0.8 million, or 20.2%, from the prior year quarter driven by the decline in gross profit coupled with higher selling and administrative expenses.

•New orders, net for the 2026 second quarter decreased $2.1 million, or 1.9%, from the prior year quarter primarily due to timing of large orders associated with Rail Products which declined 20.0%. Global Friction Management and TS&S improved 27.8% and 126.4%, respectively. The trailing twelve month book-to-bill ratio1 was 1.03 : 1.00. Backlog increased $10.7 million over the prior year quarter due primarily to a large order received in our UK business.

Infrastructure Solutions Segment

	Three Months Ended June 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2026	2025	2026 vs. 2025	2026 vs. 2025
Net sales	$66,538	$67,585	$(1,047)	(1.5)%
Gross profit	$16,063	$15,768	$295	1.9
Gross profit margin	24.1%	23.3%	80 bps	3.4
Segment operating income	$6,571	$6,766	$(195)	(2.9)
Segment operating income margin	9.9%	10.0%	(10) bps	1.0
New orders, net[1]	$63,869	$61,411	$2,458	4.0
Backlog[1]	$104,718	$139,220	$(34,502)	(24.8)

•Net sales for the 2026 second quarter decreased $1.0 million, or 1.5%, from the prior year quarter. The decline was driven by $2.0 million, or 9.3%, in Steel Products, which was partially offset by sales growth of $0.9 million, or 2.1%, in Precast.

•Gross profit for the 2026 second quarter increased $0.3 million, or 1.9%, over the prior year quarter. Precast gross profit improved $0.6 million due to improved business mix. Steel Products gross profit declined $0.3 million due to lower sales volumes. Gross profit margins improved 80 basis points to 24.1%.

•Segment operating income for the 2026 second quarter declined $0.2 million from the prior year quarter due to an increase in selling and administrative expenses offset in part by improved gross profit.

•New orders, net for the 2026 second quarter increased $2.5 million, or 4.0%, over the prior year quarter, due primarily to a 73.3% increase in Steel Products stemming from strong Protective Coatings demand. This was partially offset by a 15.4% decrease in Precast. The trailing twelve month book-to-bill ratio1 was 0.85 : 1.00, which included a large order cancellation last year. Backlog was down $34.5 million from the prior year quarter due to the order cancellation in the Steel Products business coupled with a decline of 17.1% in Precast.

First Six Months Consolidated Highlights

	Six Months Ended June 30,		Change	Percent Change
	2026	2025	2026 vs. 2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$259,694	$241,350	$18,344	7.6%
Gross profit	56,570	51,051	5,519	10.8
Gross profit margin	21.8%	21.2%	60 bps	2.8
Selling and administrative expenses	$47,138	$43,334	$3,804	8.8
Selling and administrative expenses as a percent of sales	18.2%	18.0%	20 bps	1.1
Amortization expense	1,236	1,962	(726)	(37.0)
Operating income	$8,196	$5,755	$2,441	42.4
Net income attributable to L.B. Foster Company	4,612	775	3,837	**
Adjusted EBITDA[1]	16,813	14,053	2,760	19.6
New orders, net[1]	318,162	324,820	(6,658)	(2.0)
Backlog[1]	246,113	269,929	(23,816)	(8.8)
**Results of this calculation are not meaningful for presentation purposes.

•Net sales for the first six months of 2026 increased $18.3 million, or 7.6%, over the prior year period. The increase was driven by Rail sales growth of $16.8 million, or 12.9%, led by Global Friction Management and TS&S which increased $9.8 million, or 27.4%, and $8.0 million, or 46.7%, respectively. Rail Products modestly declined $1.0 million, or 1.4%, due to the timing of large orders. Infrastructure sales improved $1.5 million, or 1.4%. The improvement was driven primarily by Precast with sales growth of $5.8 million, or 7.8%, offset in part by Steel Products which declined $4.2 million, or 11.5%.

•Gross profit for the first six months of 2026 increased $5.5 million, or 10.8%, over the prior year period driven by improved volumes and business mix in Rail which increased $3.8 million. Rail gross profit for the first six months of 2026 includes $2.1 million of Tew Exit costs and for the first six months of 2025 includes $1.1 million of AMH Exit costs. Infrastructure gross profit improved $1.7 million due to favorable business mix and manufacturing efficiency. Gross margins improved 60 basis points to 21.8%.

•Selling and administrative expenses for the first six months of 2026 increased $3.8 million, or 8.8%, over the prior year period, primarily due to higher employment costs including higher variable incentive-based compensation costs, and a $0.5 million accelerated non-cash stock compensation expense related to management equity plan awards made to retirement-eligible employees. Selling and administrative expenses for the first six months of 2026 included $0.5 million of costs primarily related to the Tew Exit compared to the first six months of 2025 which included $0.3 million of AMH Exit costs. Selling and administrative expenses as a percentage of net sales increased 20 basis points to 18.2%.

•Operating income for the first six months of 2026 improved $2.4 million over the prior year period. The improvement was primarily driven by higher gross profit, and lower amortization expense partially offset by an increase in selling and administrative expenses.

•Net income attributable to the Company for the first six months of 2026 improved $3.8 million over the prior year period driven by higher operating income, reduced interest expense, and a lower effective income tax rate.

•Adjusted EBITDA for the first six months of 2026 improved $2.8 million, 19.6%, over the prior year period and was adjusted for $2.6 million of costs primarily associated with the Tew Exit. The first six months of 2025 was adjusted for the $1.4 million of costs associated with the AMH Exit.

•Cash provided by operating activities totaled $7.4 million for the first six months of 2026, a $23.2 million improvement compared to cash used in operating activities of $15.7 million in the prior year period.

•New orders, net for the first six months of 2026 decreased $6.7 million, or 2.0%, from the prior year period, with declines realized in both segments.

Second Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2026 operating results on Monday, August 10, 2026 at 8:30 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through August 17, 2026 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register-conf.media-server.com/register/BIdea38bbc6c734820bb921a17baf8c605 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of products and services for the rail and infrastructure markets. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking Adjusted EBITDA and Free Cash Flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes Free Cash Flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of Free Cash Flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders, net as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement net of order cancellations incurred during the period. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Backlog may not be indicative of future operating results as orders may be cancelled or modified by the customer. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders, net and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders, net divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Fifth Amended and Restated Credit Agreement dated June 27, 2025, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its operational and investing needs, including capital expenditures and acquisitions.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, valuations and impairments, and plans regarding our financial position, liquidity, capital resources, results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: adverse economic conditions in the markets we serve, including recession, the volatility in the prices for oil and gas, tariffs, duties or trade wars, inflation, rising labor costs, project delays, and budget shortfalls, or otherwise; the disruption of government funding programs as a result of potential periodic government shutdowns; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; a decrease in construction activity; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes, or uncertainties relating to the imposition and enforcement of tariffs; our ability to timely effectuate our strategy, including cost reduction initiatives, including but not limited to the exit of certain product lines in the UK-based Tew Engineering business, and our ability to effectively integrate acquired businesses or to divest businesses, and to realize anticipated synergies and benefits; costs of and impacts associated with shareholder activism; the timeliness, cost, and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; emerging technologies, including those related to or arising from artificial intelligence, and resultant risks to our business and operations; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, either with respect to our systems or those of third parties on whom we rely, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any change in policy or other change due to the results of the UK’s parliamentary elections and the U.S. presidential and congressional elections that could affect UK or US business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of, freezing of, or delay in state or federal funding for infrastructure projects; an increase in manufacturing or material costs, including volatility in steel prices, oil prices, and wage inflation; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Lisa Durante
412-928-3400, and follow the prompts
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Sales of goods	$117,139	$129,071	$222,327	$215,619
Sales of services	21,411	14,487	37,367	25,731
Total net sales	138,550	143,558	259,694	241,350
Cost of goods sold	90,690	98,619	171,623	165,557
Cost of services sold	16,986	14,039	31,501	24,742
Total cost of sales	107,676	112,658	203,124	190,299
Gross profit	30,874	30,900	56,570	51,051
Selling and administrative expenses	24,105	22,382	47,138	43,334
Amortization expense	618	840	1,236	1,962
Operating income	6,151	7,678	8,196	5,755
Interest expense - net	891	1,490	1,742	2,633
Other income - net	(191)	(95)	(408)	(413)
Income before income taxes	5,451	6,283	6,862	3,535
Income tax expense	2,336	3,444	2,255	2,813
Net income	3,115	2,839	4,607	722
Net income (loss) attributable to noncontrolling interest	3	(46)	(5)	(53)
Net income attributable to L.B. Foster Company	$3,112	$2,885	$4,612	$775

Per share data attributable to L.B. Foster shareholders:
Basic earnings per common share:	$0.30	$0.28	$0.45	$0.07
Diluted earnings per common share:	$0.29	$0.27	$0.44	$0.07

Basic weighted average shares outstanding	10,343	10,439	10,271	10,489
Diluted weighted average shares outstanding	10,608	10,853	10,597	10,945

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,783	$4,348
Accounts receivable - net	76,579	80,551
Contract assets - net	3,776	6,395
Inventories - net	69,627	60,219
Other current assets	8,225	5,358
Total current assets	163,990	156,871
Property, plant, and equipment - net	79,031	77,183
Operating lease right-of-use assets - net	26,148	28,309
Other assets:
Goodwill	32,738	33,062
Other intangibles - net	10,282	11,526
Deferred tax assets	18,796	20,355
Other assets	3,170	3,066
TOTAL ASSETS	$334,155	$330,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,647	$52,519
Deferred revenue	9,033	5,900
Accrued payroll and employee benefits	10,184	11,346
Current maturities of long-term debt	139	153
Other accrued liabilities	12,888	14,003
Total current liabilities	81,891	83,921
Long-term debt	47,854	42,603
Deferred tax liabilities	897	903
Long-term operating lease liabilities	22,329	24,266
Other long-term liabilities	2,274	2,681
Stockholders' equity:
Common stock	111	111
Paid-in capital	39,222	44,782
Retained earnings	179,736	175,124
Treasury stock	(19,292)	(23,852)
Accumulated other comprehensive loss	(21,753)	(20,889)
Total L.B. Foster Company stockholders’ equity	178,024	175,276
Noncontrolling interest	886	722
Total stockholders’ equity	178,910	175,998
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$334,155	$330,372

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), Adjusted EBITDA, and Free Cash Flow. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three and six months ended June 30, 2026, the Company made adjustments to exclude costs primarily associated with the Tew Exit. In the three and six months ended June 30, 2025, the Company made adjustments to exclude AMH Exit costs. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. The following tables present quantitative reconciliations of EBITDA, Adjusted EBITDA, and Free Cash Flow (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Adjusted EBITDA Reconciliation
Net income, as reported	$3,115	$2,839	$4,607	$722
Interest expense - net	891	1,490	1,742	2,633
Income tax expense	2,336	3,444	2,255	2,813
Depreciation expense	2,134	2,267	4,411	4,572
Amortization expense	618	840	1,236	1,962
Total EBITDA	$9,094	$10,880	$14,251	$12,702
AMH Exit costs	—	1,351	—	1,351
Tew Exit and other costs	2,562	—	2,562	—
Adjusted EBITDA	$11,656	$12,231	$16,813	$14,053

	Three Months Ended June 30,
	2026	2025
	(Unaudited)
Free Cash Flow Reconciliation
Net cash provided by operating activities	$17,860	$10,402
Less capital expenditures on property, plant, and equipment	(3,561)	(2,673)
Free Cash Flow	$14,299	$7,729